EXHIBIT 4.2

Form of Amendment to Senior Convertible Notes
and
Agreement by and between
Skyline Medical Inc.
and
Senior Convertible Noteholder

Dated as of ____________, 2015

________________________

WHEREAS, the undersigned (the “Undersigned”) is the owner of one or more Senior Convertible Notes of Skyline Medical Inc., a Delaware corporation (the “Company”) that are scheduled to mature on July 23, 2015 (the “2015 Notes”) and/or April 7, 2016 (the “2016 Notes” and together with the 2015 Notes, collectively, the “Notes”);

WHEREAS, the Company is contemplating a public offering of securities which will include a listing on NASDAQ (the “Offering”);

WHEREAS, in order to enhance the marketability of the Offering, the Company has requested that the Undersigned (along with the other Holders of the Notes) agree, pursuant to the terms and conditions of this Agreement (this “Amendment and Agreement”), to (i) amend the Undersigned’s 2015 Notes to extend the maturity date thereof to September 30, 2015 and (ii) not convert any of the Undersigned’s Notes until August 30th, 2015 and, in return, the Company shall agree to redeem all of the Notes from the Holders promptly following the consummation of a Qualified Offering (as defined below) at a redemption price equal to 140% of the outstanding Principal amount of the Notes, plus accrued and unpaid Interest, in accordance with the terms and conditions of this Amendment;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.              Agreement by Undersigned Not to Convert or Transfer Any Notes; Extension of Maturity Date of 2015 Notes.

(a)           The Undersigned agrees that the Undersigned will not, directly or indirectly, (i) exercise any of the Undersigned’s rights, powers or privileges as a Holder under the Notes specifically related to converting the Undersigned’s Notes into shares of Common Stock until August 30th, 2015 or (ii) sell, transfer, assign, pledge or otherwise dispose of any of the Undersigned’s Notes until August 30th, 2015 unless (i) the Undersigned delivers to the Company an agreement, in form and substance satisfactory to the Company, signed by the transferee, assignee or pledge (the “transferee”) pursuant to which the transferee agrees to same restrictions on the ability to convert and transfer the Notes as the Undersigned has agreed to in this Agreement or (ii) the Company defaults on any of its obligations to the Undersigned.

(b)          The Undersigned agrees that with respect to the Undersigned’s 2015 Notes the reference to “July 23, 2015” in the definition of Maturity Date therein is hereby amended to be “September 30, 2015”.

2.              Agreement by Company to Redeem the Notes Upon Consummation of a Qualified Offering.  In consideration for the Undersigned agreeing to not convert or transfer the Undersigned’s Notes until August 30th, 2015, pursuant to Section 1(a) hereof and agreeing to extend the maturity date of the Undersigned’s 2015 Notes to September 30, 2015 pursuant to Section 1(b) hereof, the Company agrees to redeem all of the outstanding Notes (including the Notes owned by the Undersigned) at a redemption price equal to 140% of the Principal thereof, plus accrued and unpaid Interest thereon to, but not including, the date of redemption, promptly following consummation of the Offering; provided that the Company’s obligation to redeem the Notes pursuant to this Section 2 is expressly conditioned upon the Company receiving gross proceeds from the Offering of at least $8.0 million (a “Qualified Offering”).  The Undersigned and the Company agree that the Company will redeem the Notes in accordance with the Company Optional Redemption provisions set forth in Section 9 of the Notes as amended by this Section 2.

3.             Termination of the Undersigned’s Obligations.  Except for Section 1(b) hereof, this Amendment and Agreement shall terminate and the agreements and obligations of the parties hereto shall be null and void if a Qualified Offering shall not have been consummated on or prior to September 30, 2015.  Section 1(b) hereof shall survive the termination of this Amendment and Agreement.

4.             All Other Terms of Notes Remain in Full Force and Effect.  Except as otherwise expressly provided by this Amendment and Agreement, all other terms of the Notes shall remain in full force and effect.

5.             Capitalized Terms.  Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Notes.

6.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized or in their individual capacity, as the case may be, have executed this Amendment and Agreement as of the day and year first above written.

THE COMPANY:

Skyline Medical Inc.

By:
Name:
Title:

Accepted and Agreed by the Undersigned:

INDIVIDUAL	ENTITY

Name of Entity

Signature (Individual)
By:
Signature
Its:
Signature (all record holders should sign)	Title

Names(s) Typed or Printed	Signatory Name Typed or Printed

[Signature Page to Agreement by and between Skyline Medical Inc. and Senior Convertible Noteholder]